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                                                                   Exhibit 10.10

                              CONSULTING AGREEMENT

      AGREEMENT made as of this 2nd day of April, 1997 by and between Jazz Photo Corp. ("JAZZ"), a corporation organized under the laws of the State of New Jersey and having its place of business at 1459 Pinewood Street, Rahway, NJ 07065, U.S.A.; and JCB Consultants, Inc. ("JCB"), a corporation organized under the laws of the State of New Jersey and having its place of business at 80 Wickapecko Drive, Allenhurst, NJ 07711, U.S.A.

                                   WITNESSETH

      WHEREAS, JAZZ is engaged in the design, development, marketing, distribution and sale of cameras and other photographic products worldwide; and

      WHEREAS, JCB was recently formed for the purpose of providing to JAZZ and other businesses in the camera and photographic product business its expertise in the development and marketing of products in such businesses and the financing of such businesses; and

      WHEREAS, Jack C. Benun ("Benun") is the President and principal shareholder and an employee of JCB and until recently served as Chief Executive Officer and a director of JAZZ; and

      WHEREAS, JAZZ wishes to retain JCB to assure that the services of Benun continue to be available to it and to use the expertise of Benun, and JCB is prepared to
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make the services of Benun available to JAZZ as described in this Agreement, on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

      1. Duties

            A. JCB agrees to assist JAZZ:

                  1) with respect to all aspects of the development and procurement of camera and other photographic products for marketing and sale in the U.S. and other markets, designing a broad marketing plan, defining and developing plans for market sectors and timing the introduction of new products in them, recommending potential vendors and contract manufacturers for its products and related matters; 2) in supporting sales to customers; 3) in obtaining institutional debt and equity financing; and 4) in the development of its business generally, in each case at the request of the senior executives of the Company and its Board of Directors. JCB will make available the services of Benun for at least 50 hours during each calendar month during the term of this Agreement, for the purpose of consulting directly in person and/or by telephone with Roger F. Lorenzini ("Lorenzini"), the Chief Executive Officer of JAZZ. Such consultations may take place in the offices of JAZZ or in the offices of JCB or in such other location or locations as may be mutually agreed to by the parties.

            B. JCB will render its services as contemplated in this Agreement directly to Lorenzini or to other personnel of JAZZ who may from time to time be


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designated by Lorenzini or JAZZ's Board of Directors. JAZZ shall clearly identify Benun to its customers, vendors and financing sources as an employee of JCB, its consultant, and not of JAZZ. Neither JCB nor Benun will be responsible for decisions or actions taken by JAZZ or any of its officers, directors or shareholders whether or not based on consultation with JCB, Benun or any other employee of JCB. Any written disclosure by either party to persons not parties to this Agreement of its relationship to the other party will be subject to mutual approval by the parties. The parties will agree to terms and conditions with respect to oral descriptions of their relationship. In no event will Benun be characterized as an officer, director, partner or employee of JAZZ.

            C. The relationship of JCB and its employees to JAZZ shall be that of independent contractors during the term hereof. Nothing herein shall be construed to create any partnership, joint venture, employment, agency or similar relationship or subject JAZZ, JCB or JCB's employees, including Benun, to any implied duties or obligations not expressly stated herein. JCB and its employees, including Benun, shall not have any right, express or implied, to assume or create any obligation or duty, on behalf of, or in the name of JAZZ, or to bind JAZZ in any respect whatsoever.

      2. Compensation. As compensation for the consulting services rendered hereunder, JAZZ shall pay JCB with respect to each calendar year of the term of this Agreement (i) (a) 2.25% of the Net Sales of products of JAZZ up to Ten Million Dollars ($10,000,000), (b) 4.5% of the Net Sales of products of JAZZ exceeding Ten Million Dollars ($10,000,000) (the "Threshold Amount") but not exceeding Twenty Million Dollars ($20,000,000) and (c) 2.25% of Net Sales of products of JAZZ exceeding


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Twenty Million Dollars ($20,000,000) for such year and (ii) 10% of any commission revenue earned by JAZZ for the sale of the products of third parties to others, for which JCB is responsible. "Net Sales" shall mean Gross Revenues from all products and services of JAZZ, less returns, discounts and allowances as defined in accordance with generally accepted accounting principles. JAZZ shall make monthly advance payments hereunder of $15,000 per month. At such time as Net Sales shall exceed the Threshold Amount, JAZZ shall commence making minimum monthly payments to JCB of $25,000 per month hereunder. Payments made by JAZZ in respect of Net Sales for each full calendar year of this Agreement shall not be more than $300,000. Payments to JAZZ in respect of Net Sales with respect to any full calendar year of the term of this Agreement shall also not exceed 8% of the Gross Profit attributable to such Net Sales for such year. "Gross Profit" shall be determined in accordance with generally accepted accounting principles.

      In addition to the foregoing JCB shall be reimbursed for any actual out-of-pocket expenses reasonably incurred by JCB in connection with travel of its personnel or otherwise for the performance of its consulting services hereunder. The parties may from time to time amend this Agreement with respect to additional compensation to be paid to JCB.

      3. Term. This Agreement shall be effective as of January 1, 1997 and shall continue until December 31, 2001 (the "Term"), unless sooner terminated by mutual


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agreement of the parties to terminate the Agreement or as otherwise provided in
Section 5 hereof. The terms hereof shall bind the parties hereto immediately upon the resignation of Benun as an officer and director of JAZZ.

      4. Expenses

            In addition to the foregoing general expense reimbursement, JAZZ shall reimburse JCB for:

            (a) health benefits identical to those that until his resignation were being maintained for Benun by the JAZZ; and

            (b) the reasonable costs and expenses incurred by JCB for Benun's use, operation and garaging of an automobile in connection with the performance of his duties pursuant to the terms of this Agreement. Such automobile expenses shall include commutation expenses. JAZZ shall provide an automobile for Benun's use at its cost.

      5. Termination - This Agreement may be terminated:

            5.1 By JAZZ for Cause: JAZZ may, at any time during the Term by notice to JCB terminate the Term for "Cause". "Cause" shall mean (i) the continued failure of JCB or Benun to substantially perform its duties to JAZZ;
(ii) Benun's or JCB's arrest or indictment for any felony or any crime involving moral turpitude or theft; (iii) theft, fraud or embezzlement, at JAZZ '5 expense; (iv) the material breach by JCB of this Agreement, including any failure of JCB to make Benun available to perform the services to be rendered by JCB hereunder; or (v) the inability of any employee of JCB who provides significant services to JAZZ to perform his duties as a result of his


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addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician. Prior to terminating the Term for Cause for any reason set forth herein, JAZZ must give JCB written notice of the facts and circumstances giving rise to Cause and provide JCB with thirty (30) days to cure, remedy or rectify the situation.

            5.2 By JAZZ for Disability. During the Term, if, solely as a result of physical or mental incapacity or infirmity (other than alcoholism or drug addiction), Benun shall be unable to perform in any material respect JCB's duties under this Agreement for periods aggregating at least six months during the Term of this Agreement ("Disability Period"), Benun shall be deemed disabled (the "Disability") JAZZ, by notice to JCB, shall have the right to terminate the Agreement. Notwithstanding the foregoing, JAZZ shall be required to pay JCB during the Disability Period.

            5.3 Death. The Term shall terminate on the date of Benun's death.

            5.4 By JAZZ Without Cause. JAZZ may cause the Agreement to be terminated at any time, without Cause, by delivery to JCB of 30 days' prior written notice of termination.

            5.5 Voluntarily by JCB. JCB may cause the Agreement to be terminated at any time, without Cause, by delivery to JAZZ of 30 days' prior written notice of termination.

            5.6 Termination Payments. Upon termination of the Term pursuant to the provisions of any of paragraph 5.1, 5.2, 5.3 or 5.5 above, JCB's right to receive payments pursuant to paragraphs 2 and 4 of this Agreement shall immediately


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terminate, except for amounts due on account of services rendered or expense incurred prior to the date of termination and payable to JCB during the Disability Period. In the event of a termination of the Term by JAZZ pursuant to the provisions of paragraph 5.4 above, JAZZ shall continue to be obligated to make the payments provided for in paragraphs 2 and 4 above through December 31, 2001.

      6. Exclusivity. During the term of this Agreement and, if the Agreement is terminated by JAZZ ,for three months thereafter, without the prior consent of JAZZ, JCB will not perform, and will not permit its employees to perform, consulting services of the kind contemplated by this Agreement for any other entity engaged in a business which competes directly with the business of JAZZ as now conducted.

      7. Non-Solicitation. JCB will not solicit or enable others to solicit any customers of JAZZ for JCB or others to provide products or services to them during the term of this Agreement.

      8. Confidentiality. It is understood that in the course of performing its consulting services under this Agreement, JCB will become privy to confidential and proprietary information about the customers, vendors and business of JAZZ. JCB agrees that such information will be kept confidential and not used by or divulged to any person except with the express prior written consent of JAZZ.

      9. Assignability: Services of Benun. Either party hereto may assign its rights and obligations under this Agreement to an entity controlled by, controlling, or under common control with such party, or which succeeds to substantially all of the


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business of such party, provided, however, that the services of Benun are essential to the performance by JCB or its assignee of the obligations of JCB hereunder.

      10. Governing Law: Arbitration of Disputes. This Agreement is made in, and shall be interpreted in accordance with the laws of, the State of New Jersey, U.S.A. Any disputes arising under or in connection with the interpretation or performance of this Agreement shall be submitted to arbitration before a single arbitrator of the American Arbitration Association in New Jersey, in accordance with the rules thereof, unless the parties mutually agree to use some other forum for resolution of such disputes. Each party hereby consents to the jurisdiction of such arbitration panel and to entry and enforcement of the final award thereof in any court of competent jurisdiction.

      11. Representations and Warranties.

            A. JAZZ represents and warrants to JCB that it is authorized to enter into and perform this Agreement; that its signatory is authorized to execute and deliver this document on its behalf.

            B. JCB represents and warrants to JAZZ that all necessary corporate action has been taken to authorize JCB to enter into and perform this Agreement; that Benun is President of JCB and is duly authorized to execute and deliver this document on behalf of JCB; and that JCB is not aware of anything which would limit or impair its ability to furnish the services of its employee, Benun, as contemplated hereby.

            C. JCB has advised JAZZ and JAZZ hereby acknowledges such advice that Benun, JCB's President and principal shareholder, is the subject of an order


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of Permanent Injunction issued by the Federal District Court of the District of
Columbia in 1994 which prohibits Benun, among other things, from serving as an officer or director of a public company, including JAZZ, if it becomes a public company, and JAZZ acknowledges that it has been furnished with a copy of such order.

      12. Benun's Compensation: Withholding: JCB shall be fully responsible for all payments due to Benun in connection with services rendered by Benun pursuant to this Agreement. JCB shall also be responsible for the payment of any withholding taxes, FICA, unemployment insurance or any other such amounts with respect to Benun. Benun and JCB agree to indemnify and hold JAZZ harmless from any claims, amounts due, penalties and/or interest related to their failure to make such payments. JAZZ acknowledges that JCB and Benun have the right to enter into other consulting agreements and to perform consulting or other business services for third parties or for themselves during the term of this Agreement, except as otherwise provided herein.

      13. Miscellaneous.

            A. This Agreement may be executed in more than one counterpart, all of which shall be deemed to be one and the same Agreement.

            B. This Agreement constitutes the entire agreement of the parties hereto on the subject matter hereof, and may not be modified except by a writing signed by both parties.

            C. Any notice permitted or required hereunder shall be made to the address of such party as set forth at the beginning of this Agreement, or such other address as such party shall notify the other party in writing.


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            IN WITNESS WHEREOF, the parties have signed this Agreement as of the
2nd day of April 1997.

                                       JAZZ PHOTO CORP.



                                    By /s/ Roger F. Lorenzini
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                                       JCB CONSULTANTS, INC.



                                    By /s/ Jack C. Benun
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                                       Jack C. Benun, President


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